Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors

BHP Billiton Limited and BHP Billiton Plc:

We consent to the use of our reports dated 18 September 2012, with respect to the consolidated balance sheets of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of 30 June 2012 and 2011, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2012, and the effectiveness of internal control over financial reporting as of 30 June 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated 18 September 2012 contains an explanatory paragraph that states that the BHP Billiton Group has elected to change its method of determining when borrowings are classified as current or non-current, as discussed in Note 1 to the consolidated financial statements referred to above.

/s/ KPMG Audit Plc	/s/ KPMG
KPMG Audit Plc	KPMG
London, United Kingdom	Melbourne, Australia
18 September 2012	18 September 2012